EXHIBIT 4.56
FIRST AMENDMENT OF LEASE
     This FIRST AMENDMENT OF LEASE [“Amendment”] is made as of January 3, 2005 by and between HIMELES HOLDINGS LIMITED PARTNERSHIP LLLP [“Landlord”], formerly known as MARTIN S. HIMELES, SR. TIA STANDARD COURT EAST AND WEST [“Landlord”], and TELVENT USA, INC., formerly known as Metso, Neles, and Valmet [“Tenant”].
WITNESSETH THAT:
     WHEREAS, by a Lease dated December 26, 1998 with a Term beginning February 1, 1999 between Landlord and Tenant [“Lease”], Landlord leased to Tenant real property located in Howard County, Maryland therein described;
     WHEREAS, the parties hereto desire by this Amendment to amend the Lease;
     NOW THEREFORE, IN CONSIDERATION of the entry into this Amendment by the parties hereto and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:
          SECTION 1. The parties confirm that the Lease will be extended by this First Amendment of Lease, for an additional term of two [2] years commencing as of February 1, 2005 and running through January 31, 2007.
1.1.	The rental for each month of the two [2] year extension of the Lease shall be as follows:
1.1.1.	February 1, 2005 through January 31, 2006, the rent shall be $5,115.00 per month, payable in advance.

1.1.2.	February 1, 2006 through January 31, 2007, the rent shall be $5,329.00 per month, payable in advance.

1.2.	The rentals established in Section 1.1. above are in addition to all Additional Rentals and other charges as specified in the Lease.

1.3.	Landlord agrees to pay one-third (113) of the cost of replacing three (3) defective HVAC units in Suites W-8 and W-9. Landlord will be responsible for collecting two-thirds (2/3) of the cost from Tuchenhagen.

1.4.	Tenant has an option to renew the Lease for a third year beginning on February 1, 2007 and ending on January 31, 2008. The rent for this third year shall be $5,542.00 per month, payable in advance. Landlord must receive written notice no later than August 1, 2006 that Tenant will exercise this third year option to renew. After August 1, 2006, Tenant’s option to renew shall expire.
          SECTION 2. The Common Area Expense listed in the Lease shall be Tenant’s Proportionate Share of Common Area Expense.
          SECTION 3. Except as is hereinabove set forth, the Lease shall remain unmodified and in full force and effect as if this Amendment had not been entered into. This Amendment will serve to supersede any correspondence between the parties not specifically incorporated herein.

          IN WITNESS WHEREOF each party has executed and ensealed this Amendment or caused it to be executed and ensealed on its behalf by its duly authorized representatives, on the day and year first above written.

WITNESS:	HIMELES HOLDINGS LIMITED PARTNERSHIP
[Landlord]

	/s/ Jacqueline S. Norden	{Seal}

Jacqueline S. Norden

WITNESS:	TELVENT USA, INC.
[Tenant]

	/s/ Michael D. Tankersley	{Seal}

[Signature]

Michael D. Tankersley

[Print Name]

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